Exhibit 10.3
SETTLEMENT AGREEMENT AND GENERAL RELEASE
Mike Voss (hereinafter “Voss”) and The Spectranetics Corporation (hereinafter “the Company”) (hereafter “the Parties”) voluntarily agree to completely settle and resolve all claims Voss may have against the Company as of the time Voss executes this Settlement Agreement and General Release, in accordance with the terms of this Settlement Agreement and General Release, including, but not limited to, all issues related to or arising out of Voss’s employment with the Company and the cessation of Voss’s employment with the Company effective as of July 1, 2009, as follows:
WHEREAS, the Parties want to avoid litigation, costs, legal fees and inconvenience;
NOW, THEREFORE, for and in consideration of the provisions, covenants and mutual promises contained herein, the Parties hereby agree as follows:
1. Payment Terms. The Company shall pay Voss in the amounts and at such times as set forth below within seven (7) days after the expiration of the seven (7) day revocation period described in Paragraph 12 below, and after receipt by the Company’s counsel of an original of this Settlement Agreement and General Release executed and dated by Voss. The payment (“Settlement Payment”) shall be made in the following manner:
a. The Company will pay and cause to be delivered to Voss, as severance pay, in the gross amount of One Hundred Seventy Thousand Dollars ($170,000.00) less required payroll deductions (e.g. health benefits for July) and taxes, payable in twelve equal installments of $14,166.66, commencing on July 23, 2009 and ending on December 23, 2009. An IRS Form W-2 will be issued to Voss by the Company.
b. If Voss elects COBRA coverage, the Company agrees to reimburse Voss up to $9,151.62 to assist in covering the cost of the COBRA coverage. The Company will reimburse Voss after receiving receipts showing payment made for contributions to his COBRA health care coverage by Voss.
c. Voss acknowledges that in this Settlement Agreement and General Release he is receiving more money, compensation and benefits than he would otherwise be entitled to receive from the Company.
2. Release.
a. To the greatest extent permitted by law, Voss agrees to release the Company regarding all claims he has or might have as of the time of execution of this Settlement Agreement and General Release, whether known or unknown. By way of explanation, but not limiting its completeness, Voss, hereby fully, finally and unconditionally releases, compromises, waives and forever discharges the Company from and for any and all claims, liabilities, suits, discrimination or other charges, personal injuries, demands, debts, liens, damages, costs, grievances, injuries, actions or rights of action of any nature whatsoever, known or unknown, liquidated or unliquidated, absolute or contingent, whether in tort, contract, or otherwise, in law or in equity, whether statutory or common law, which was or could have been filed with any federal, state, local or private court, agency, arbitrator or any other entity, based directly or indirectly upon Voss’s employment with the Company, the cessation of his employment, and any alleged act or omission to act by the Released Parties, whether related or unrelated to his employment, occurring and/or accruing prior to the execution, by Voss, of this Settlement Agreement and General Release. Voss further waives any right to any form of recovery, compensation or other remedy in any action brought by him or on his behalf.

b. Without limiting the foregoing terms, this Settlement Agreement and General Release specifically includes all claims of Voss. The release includes any tort, and any and all claims Voss may have arising from any federal, state or local constitution, statute, regulation, rule, ordinance, order, public policy, contract or common law, and all claims under the Age Discrimination in Employment Act.
c. This Settlement Agreement and General Release includes and extinguishes all claims Voss may have for equitable and legal relief, attorneys’ fees and costs. More particularly, Voss acknowledges that this Settlement Agreement and General Release is intended to be a resolution of disputed claims and that Voss is not a “prevailing party.” Moreover, Voss specifically intends and agrees that this Agreement and Release fully contemplates claims for attorney’s fees and costs, and hereby waives, compromises, releases and discharges any such claims and liens.
d. Voss agrees that this release includes all claims and potential claims against the Company and any affiliated companies, including their parents, subsidiaries, divisions, partners, joint ventures, sister corporations, and as intended third-party beneficiaries, their predecessors, successors, heirs and assigns, and their past, present and future owners, directors, officers, members, agents, attorneys, Voss’s representatives, trustees, administrators, fiduciaries and insurers, jointly and severally, in their individual, fiduciary and corporate capacities (collectively referred to as the “Released Parties”).
e. Voss promises and covenants that he will not file any lawsuit against the Released Parties based upon any claim covered under the foregoing release, except that Voss is not prohibited bringing any claim under the Age Discrimination in Employment Act, as amended, wherein Voss seeks to challenge whether he knowingly and voluntarily entered into this Settlement Agreement and General Release.
f. Nothing in this release restricts Voss’s right to enforce this Settlement Agreement and General Release and the promises set forth herein.
g. Voss acknowledges that he has (or prior to expiration of the revocation period in paragraph 12 he has) received all compensation due him, including base pay, commissions, reimbursement of expenses, vacation pay, other PTO, or the like.
3. Nonassignment. Voss expressly promises the Company that he has not assigned or transferred, or purported to assign or transfer, and will not assign or otherwise transfer: (a) any claims, or portions of claims, against the Released Parties (as defined in Paragraph 2); (b) any rights that he has or may have had to assert claims on his behalf or on behalf of others against the Released Parties; and (c) any right he has or may have to the Settlement Payment. Voss promises that any monies, benefits or other consideration he receives from the Company are not subject to any liens, garnishments, mortgages or other charges, and no one else has any claim to any portion of the Settlement Payment.

4. Confidentiality. Voss agrees that neither he nor his agents will disclose anything relating to his employment, or his separation from employment, except to his attorneys, tax advisors and immediate family, and such persons shall be told that the information must be kept confidential. Voss represents further that in negotiating the terms of this potential agreement, Voss has not already disclosed the proposed terms to any third-parties.
5. Indemnification. Voss agrees to indemnify and hold each of the Released Parties harmless from and against any and all loss, cost, damage or expense, including, without limitation, attorneys’ fees, incurred by the Released Parties, or any of them, arising out of any breach of this Settlement Agreement and General Release by Voss, the fact that any representation made herein by Voss was false when made, or Company’s successful enforcement of this Settlement Agreement and General Release against Voss, except that this paragraph shall not apply to a lawsuit changing the validity of this Settlement Agreement and General Release under the Age Discrimination in Employment Act, as amended.
6. Neutral Construction. The language of all parts of this Settlement Agreement and General Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the Parties, regardless of who drafted the Agreement.
7. Complete Agreement. This Settlement Agreement and General Release sets forth all of the terms and conditions of the agreement between the Parties concerning the subject matter hereof and any prior oral communications are superseded by this Settlement Agreement and General Release. The Parties understand and agree that all of the terms and promises of this Settlement Agreement and General Release, other than the “Whereas” clauses which are informational, are contractual and not a mere recital.
8. Effect on Previous Agreements. This Settlement Agreement and General Release supersedes any and all prior agreements, understandings and communications between the Parties, except for that certain Trade Secrets and Confidentiality Information Agreement, entered into the by the parties on or about July 01, 2008, which agreement he acknowledges remains in full force and effect according to its terms.
9. Amendment. This Settlement Agreement and General Release may be amended only by a written document signed by Voss and an authorized Executive Officer of the Company.
10. Severability. In the event that any of the provisions of this Settlement Agreement and General Release are found by a judicial or other tribunal to be unenforceable, the remaining provisions of this Settlement Agreement and General Release will, at the Company’s discretion, remain enforceable.
11. Nonadmission. This Settlement Agreement and General Release is being entered into solely for the purpose of resolving any potential claims, and shall not be construed as: (a) an admission by the Released Parties of any (i) liability or wrongdoing to Voss, (ii) breach of any agreement, or (iii) violation of a statute, law or regulation; or (b) a waiver of any defenses as to those matters within the scope of this Settlement Agreement and General Release. The Company specifically denies any liability or wrongdoing, and Voss agrees that he will not state, suggest or imply the contrary to anyone, either directly or indirectly, whether through counsel or otherwise.

12. Time To Consider Agreement. Voss understands that he has been given twenty-one (21) days to consider and sign this Settlement Agreement and General Release (the “consideration period”), and Voss acknowledges and agrees that this consideration period has been reasonable and adequate. Voss will have seven (7) days from the date he signs this Settlement Agreement and General Release to revoke it if he so desires. This Settlement Agreement and General Release shall not become effective or enforceable until this seven (7) day revocation period has expired, without revocation, provided the Parties have also continued to meet all of the conditions in this Settlement Agreement and General Release. If Voss has not communicated his acceptance of this offer to the Company before the expiration of this consideration period, this offer automatically expires at that time, and the Company is not required to take any further action to rescind or otherwise withdraw the terms of this Agreement.
13. Right to Counsel. Voss acknowledges that he was informed that he has the right to consult with an attorney before signing this Settlement Agreement and General Release and that this paragraph shall constitute written notice of the right to be advised by legal counsel. Additionally, Voss acknowledges that he has been advised by competent legal counsel of his own choosing in connection with the review and execution of this Settlement Agreement and General Release and that he has had an opportunity to and did negotiate over the terms of this Settlement Agreement and General Release.
14. Additional Terms The Company agrees it will not oppose Voss’s receipt of unemployment benefits to which he may be entitled.
15. Voss Acknowledgment. Voss declares that he has completely read this Settlement Agreement and General Release and acknowledges that it is written in a manner calculated to be understood by Voss. Voss fully understands its terms and contents, including the rights and obligations hereunder freely, voluntarily and without coercion enters into this Settlement Agreement and General Release. Further, Voss agrees and acknowledges that he has had the full opportunity to investigate all matters pertaining to his claims and that the waiver and release of all rights or claims he may have under any local, state or federal law is knowing and voluntary.
PLEASE READ CAREFULLY. THIS DOCUMENT INCLUDES
MIKE VOSS’S RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

THE SPECTRANETICS CORPORATION

/s/ Mike Voss	By:	/s/ Roger Wertheimer
MIKE VOSS Date: 07/06/2009		Roger Wertheimer, Vice President and General Counsel for Spectranetics
Date: 07/06/2009

4